Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer (615) 665-1283
AMSURG ADDRESSES EXPECTED IMPACT OF PAYMENT SYSTEM RULE
INTRODUCED BY THE CENTERS FOR MEDICARE AND MEDICAID SERVICES
NASHVILLE, Tenn. (July 18, 2007) — AmSurg Corp. (NASDAQ: AMSG) today announced the expected financial impact resulting from the issuance on July 16, 2007, by the Centers for Medicare & Medicaid Services (CMS) of a final rule establishing the policies for the revised payment system for Ambulatory Surgical Centers (ASCs) and a proposed rule combining proposals for the calendar year 2008 update to the hospital Outpatient Prospective Payment System (OPPS) and to the calendar year 2008 ASC conversion factor and payment rates.
     The key points of these rules as they relate to the Company’s expectations of their impact include:
•	CMS’s estimate that the 2008 ASC rates, which will be published and finalized in November 2007, will be approximately 65% of the hospital OPPS rates;

•	a scheduled phase in of the revised rates evenly over four years, beginning January 1, 2008; and

•	an annual increase in the rates beginning in 2010 based on the consumer price index for urban consumers.
     The Company notes that its expectations are based on its initial understanding of the CMS rules and that it may have additional comment after it has more thoroughly analyzed the proposals.
     Based on the Company’s 2007 anticipated procedure volume and mix, its percent of revenue from Medicare, the impact of a four-year phase-in and estimated CPI increases beginning in 2010, the Company anticipates that net earnings per share will be reduced by approximately $0.04 to $0.05 in 2008 and an additional $0.04 to $0.05 in 2009 (cumulatively $0.08 to $0.10), after which further reductions to net earnings per share would be negligible. These estimates incorporate the estimated rates provided by CMS on Monday. CMS states that the published rates may change when the OPPS/ASC final rule is issued. Therefore, AmSurg can provide no assurance that results of the final rule, once implemented, will not differ from those anticipated today.
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AMSG Addresses CMS Payment System Rule

July 18, 2007
     In August 2006, the Company estimated, based on the then proposed rule, that the changes in ASC reimbursement rates would result in a $0.26 reduction to net earnings per share by 2009. The impact of the final rule is less than that of the proposed rule due to an increase in the rate reimbursement from 62% to 65% of the hospital OPPS rate, a four-year phase-in compared to a two-year phase-in and a CPI increase beginning in 2010.
     Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp., commented, “We are pleased that CMS has increased the ASC payment rates from the August 2006 proposed rule and appreciate the announcement of a four-year transition period. We are still concerned that the proposed rule does not address the underutilization of life-saving gastroenterological procedures, such as colonoscopies, by Medicare beneficiaries. We look forward to working with all of the constituencies involved to ensure patient choice and access to high-quality care.”
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other filings with the Securities and Exchange Commission, including the following risks: changes in the reimbursement system for outpatient surgical procedures under the Medicare program; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; risks associated with weather and other factors that may affect the Company’s surgery centers located in Florida; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; risks associated with the Company’s status as a general partner of limited partnerships; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the write-off of the impaired portion of intangible assets; and risks associated with the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At March 31, 2007, AmSurg owned a majority interest in 163 continuing centers in operation and had five centers under development.
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